As filed with the Securities and Exchange Commission on November 9, 2007 Registration No. 333- 99623

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED MICRO CIRCUITS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2586591
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)
215 Moffett Park Drive
Sunnyvale, CA 94089
(858) 450-9333
(Address of Principal Executive Offices)

Applied Micro Circuits Corporation 2000 Equity Incentive Plan
(Full Title of the Plan)
Robert G. Gargus
Senior Vice President and Chief Financial Officer
Applied Micro Circuits Corporation
215 Moffett Park Drive
Sunnyvale, CA 94089
(Name and Address of Agent for Service)
(858) 450-9333
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Cynthia J. Moreland, Esq.	D. Bradley Peck, Esq.
Vice President and General Counsel	Jason L. Kent, Esq.
Applied Micro Circuits Corporation	Cooley Godward Kronish llp
215 Moffett Park Drive	4401 Eastgate Mall
Sunnyvale, CA 94089	San Diego, CA 92121
(858) 450-9333	(858) 550-6000

EXPLANATORY NOTE
Pursuant to a registration statement on Form S-8 (the “2002 Registration Statement”) filed with the Commission on September 16, 2002 (File No. 333-99623), the Registrant registered 25,000,000 shares of its Common Stock, $0.01 par value per share (“Common Stock”), issuable in connection with the Registrant’s 2000 Equity Incentive Plan (the “2000 Plan”). On January 11, 2007, the Registrant’s Board of Directors authorized and on March 9, 2007 (the “Effective Date”) the Registrant’s stockholders approved the amendment and restatement of the 1992 Equity Incentive Plan (the “1992 Plan”) to serve as a continuation of and a successor to the 2000 Plan such that following the Effective Date no additional equity awards would be granted under the 2000 Plan (with the exception of any restricted stock units granted from the 2000 Plan in exchange for the stock options surrendered pursuant to the Registrant’s stock option exchange program which terminated on May 10, 2007 (the “Exchange Program”)).
The number of shares issuable under the 1992 Plan has been, or will be, increased by the number of shares of Common Stock that (i) were issuable pursuant to options or stock awards outstanding under the 2000 Plan as of the Effective Date and restricted stock unit awards granted under the 2000 Plan in exchange for outstanding options that were surrendered as part of the Exchange Program and (ii) but for the termination of the 2000 Plan, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to the provisions thereof; provided, however, that those shares of Common Stock issuable pursuant to options outstanding under the 2000 Plan that were surrendered as part of the Exchange Program were not added to the share reserve of the 1992 Plan (the shares of Common Stock added to the reserve of the 1992 Plan referred to as the “Unused Shares”).
This Post-Effective Amendment No. 1 to the 2002 Registration Statement is being filed for the purpose of disclosing that the Unused Shares are being moved to a registration statement on Form S-8 filed on or about the date hereof, registering the Unused Shares plus an additional 9,000,000 shares of Common Stock issuable pursuant to awards granted under the 1992 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 9, 2007.

Applied Micro Circuits Corporation
By:	/s/ Kambiz Hooshmand
Kambiz Y. Hooshmand
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kambiz Hooshmand Kambiz Y. Hooshmand	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2007

/s/ Robert G Gargus Robert G. Gargus	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2007

/s/ Cesar Cesaratto	Chairman of the Board	November 1, 2007

Cesar Cesaratto

/s/ Donald Colvin	Director	November 1, 2007

Donald Colvin

/s/ Niel Ransom	Director	November 1, 2007

Niel Ransom, Ph.D.

/s/ Fred Shlapak	Director	November 1, 2007

Fred Shlapak

/s/ Arthur B. Stabenow	Director	November 1, 2007

Arthur B. Stabenow

/s/ Julie H Sullivan	Director	November 1, 2007

Julie H. Sullivan, Ph.D.